Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081 and 333-134130 on Form S-8 of our reports dated March 9, 2009, relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48) and the effectiveness of Pinnacle Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 9, 2009